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                                                                  EXHIBIT (c)(4)


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                               MOORE PRODUCTS CO.
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                   Employee Benefit and Severance Principles
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                                January 14, 2000
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Background
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     The Board of Directors of Moore Products Co., a Pennsylvania corporation
("Moore") (together with its foreign subsidiaries, the "Company") has on this date approved an Agreement and Plan of Merger (the "Merger Agreement") among Moore, Malibu Acquisition Corp. ("Sub" or "Purchaser") and Siemens Energy & Automation, Inc. ("Siemens Energy & Automation" or "Parent"), providing, inter alia, for (i) a tender offer by Sub for all of the issued and outstanding capital stock of Moore, (ii) the Merger of Sub with and into Moore (the "Merger") and (iii) the consequent acquisition by Siemens Energy & Automation, for cash, of all of the issued and outstanding capital stock of Moore. The date on which the Merger shall become effective is referred to herein as the "Effective Time."

     The Board of Directors of Moore is adopting these Principles to memorialize certain determinations made by the Board, coincident with its approval of the Merger Agreement, to provide for equitable treatment of Moore's employees from and after the Effective Time and to retain the services of certain officers in connection with the transition. In Section 6.8(j) of the Merger Agreement, Parent has agreed to implement and carry out these principles with the same effect as if fully set forth in the Merger Agreement.

     1. Past Service Credit. For purposes of meeting any service requirements for participation, vesting or early retirement under any pension or other benefit plans sponsored by Purchaser, Parent or the Company in which the employees of the Company shall be covered after the Effective Time, Purchaser or Parent shall cause appropriate action to be taken to cause the service of the Company employees with the Company or any of its subsidiaries that is considered vesting service under the Company Pension Plan to be recognized as service under such plans.

     2. Maintenance of Aggregate Benefits. At the Effective Time, Purchaser or Parent shall cause appropriate action to be taken to cause those individuals who are actively employed by the Company at the Effective Time to be covered by benefit plans that are comparable in the aggregate to the benefits that those employees had at the Effective Time, provided, however, nothing in this Section shall (i) require Purchaser or Parent to provide any equity based plan not generally made available to employees of Purchaser and Parent, or (ii) prevent the sponsor of such plans from amending or modifying such plans at any time after the Effective Time, provided, that such amendments or modifications are not contrary to the provisions of Section 6.8 of the Merger Agreement.
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     3.    Pre-existing Condition Limitations. In addition, Purchaser or Parent shall cause appropriate action to be taken to cause any health plans under which employees of the Company shall be covered after the Effective Time to waive any pre-existing condition requirements with respect to the employees of the Company and their eligible dependents.

     4. Special Severance. The Company shall continue the employment of each of Donald E. Bogle, Edward J. Curry, William B. Moore, and Robert E. Wisniewski (each, a "Designated Officer") for a period of not less than six (6) months (the "Initial Period") after the Effective Time at salaries at least equal to those in effect for each Designated Officer on the date hereof. If during the period commencing on the first day after the expiration of the Initial Period and ending on the second anniversary of the Effective Time (the "Protected Period") the Company or any successor thereto discharges any Designated Officer other than for Cause (as defined on Exhibit A hereto) or by reason of the Designated Officer's death, or if the Designated Officer resigns for Good Reason (as defined on Exhibit A hereto) the Company or any successor thereto shall:

                (A) make a lump sum payment to such Designated Officer of an amount equal to one week's pay for each of the Designated Officer's years of service, calculated in accordance with paragraph 1 of this Statement of Principles;

                (B) provided that such Designated Officer enters into, and does not breach in any material respect Parent's customary release and 12 month non-compete agreement (with respect to the material business or businesses in which such Designated Officer was engaged at any time during the 24 month period prior to termination), pay such Designated Officer, over the ensuing 12 months, an amount equal to, and on essentially the same schedule as, the base salary that would have been paid to such Designated Officer if he had remained employed for those 12 months at the base salary in effect on the date of his termination;

                (C) continue the medical coverage in effect for such Designated Officer on the date of his termination for the remainder of the Protected Period; and

                (D) provide such Designated Officer appropriate outplacement services.

If any payment to be made hereunder, together with the other payments and benefits that the Designated Officer is entitled to receive from the Company or any successor thereto would be subject to the excise tax imposed by (S)4999 of the Internal Revenue Code of 1986 (as amended) (the "Code"), the payments to be made hereunder shall be reduced, but only to the extent necessary in the opinion (a copy of which shall be furnished to the Designated Officer) of Parent's independent auditors so that those payments will be deductible by the Company or any successor under Code (S)280G and not subject to excise tax under
Code (S)4999.   Any such determination with respect to Mr. Bogle shall be made in accordance with his Employment Agreement described below.

     Anything in this Section 4 to the contrary notwithstanding, in the event that Donald E. Bogle becomes entitled to severance benefits hereunder, he shall be entitled to the greater of the severance benefits provided herein, or the severance benefits provided in event of his termination
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of service under the terms of the Employment Agreement dated October 31, 1997 between Mr. Bogle and the Company.

     5. Split Dollar Life Insurance. Parent and Purchaser shall, and shall cause the Company to, honor in accordance with their existing terms the split dollar life insurance arrangements between the Company and those of its employees covered by such arrangements on the date hereof, provided that except as to individuals retired on or before January 14, 2000 or who retire after January 14, 2000 under circumstances entitling them to an immediate pension under a pension plan maintained by the Company or any successor, no such arrangement shall remain in effect following termination of employment.

      6. Canadian and United Kingdom Retirement Plans. Purchaser or an affiliate of Purchaser will become the plan sponsor of the retirement plans maintained by the Company in Canada and the United Kingdom.
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                                                                       Exhibit A


     As used in Section 3 of these Principles,

     (A) The term "Cause" shall mean the (A) a material failure by the Designated Officer to perform substantially the duties owed to the Company or any successor thereto, provided that such failure (if curable) is not cured within 15 days following the Designated Officer's receipt of written notice of that failure, or (B) conviction of the Designated Officer of a felony, or (C) conviction of the Designated Officer of a misdemeanor involving moral turpitude. No act or omission on the part of the Designated Officer shall be considered "willful" unless it is done or omitted in bad faith or without reasonable belief that the action or omission was in the best interests of the Company or any successor thereto.

     (B) A resignation shall be for "Good Reason" if

          (i) subsequent to the Effective Time and without such Designated Officer's express written consent, there has been a material reduction in such Designated Officer's duties and responsibilities with the Company (or any successor thereto) from those immediately prior to the Effective Time;

          (ii) subsequent to a Effective Time, a reduction by the Company or any successor thereto in such Designated Officer's base salary as in effect on the date immediately preceding the Effective Time; or

          (iii) subsequent to the Effective Time and without such Designated Officer's express written consent, the Company or any successor thereto shall have required such Designated Officer to be based anywhere other than within twenty-five (25) miles of his office location on the date immediately preceding the date of the Effective Time, except for required travel on the Company's or any successor's business to an extent substantially consistent with his business travel obligations prior to the Effective Time with such reasonable increases, if any, as may be necessitated by Parent and Purchaser's reasonable business needs in view of the nature of their international operations.